Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

April 20, 2018

CarMax Auto Funding LLC

12800 Tuckahoe Creek Parkway

Suite 400

Richmond, VA 23238-1115

Re:	CarMax Auto Funding LLC

Registration Statement on Form SF-3

Registration No. 333-207329

Ladies and Gentlemen:

We have acted as special federal tax counsel to CarMax Auto Funding LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the offering of the Class A-1 Asset-backed Notes, Class A-2 Asset-backed Notes, Class A-3 Asset-backed Notes, Class A-4 Asset-backed Notes, Class B Asset-backed Notes, Class C Asset-backed Notes and Class D Asset-backed Notes (other than such Notes retained by the Company) (collectively, the “Offered Notes”) described in the final prospectus dated April 18, 2018 (the “Prospectus”), which has been filed with the Commission pursuant to Rule 424(b)(5) under the Act. As described in the Prospectus, the Notes will be issued by CarMax Auto Owner Trust 2018-2 (the “Trust”), which was formed by the Company pursuant to a trust agreement between the Company and U.S. Bank Trust National Association, as owner trustee. The Offered Notes and other Notes retained by the Company (such Notes collectively with the Offered Notes, the “Notes”) will be issued pursuant to an Indenture between the Trust and Wilmington Trust, National Association, as indenture trustee. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus and the forms of the Trust Agreement and the Indenture and other documents prepared in connection with the issuance of the Offered Notes (collectively, the “Operative Documents”).

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

CarMax Business Services, LLC

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, to the extent that the statements in the Prospectus under the headings “Summary of the Notes and the Transaction Structure—Tax Status” and “Material Federal Income Tax Consequences” expressly state our opinions or state that our opinion has been or will be provided as to the Offered Notes, we hereby confirm and adopt the opinions set forth therein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP